Exhibit 10.17

INTERNATIONAL PAPER COMPANY

LONG-TERM INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK AWARD AGREEMENT

The International Paper Company Long-Term Incentive Compensation Plan (the “Plan”), which was approved by shareholders on May 9, 1989, and amended on May 10, 1994, provides in Section 15 that the Committee of the Board which administers the Plan (the “Committee”) may authorize Awards of Restricted Shares of common stock of International Paper Company (the “Company”) under the terms of the Plan. The terms and provisions of the Plan are incorporated by reference herein.

For services performed for the International Paper group of companies by                      (the “Employee”) and pursuant to the provisions of the Plan and by direction of the Committee of the Board of Directors which is authorized to administer the Plan, it is hereby agreed between the Company and the Employee as follows:

1.	Share

The term “Share” or “Stock” as used in this Restricted Stock Award Agreement shall mean a share of common stock of $1.00 par value of International Paper Company, a company organized under the laws of the State of New York, U.S.A.

2.	Compliance with Law and Regulations

It is the intention of the parties that this Restricted Stock Award Agreement, and any securities issued pursuant to this Agreement, shall comply with all provisions of federal and applicable state securities laws.

3.	Award of Restricted Shares

(a)

Subject to the provisions of the Plan and this Restricted Stock Award Agreement, the Company hereby awards and authorizes the issuance to Employee of [            ] Restricted Shares. Such Shares shall be issued with the restriction that the Employee may not sell, transfer, pledge, or assign such Shares until the Shares are earned and the restrictions are removed as described below, and shall be subject to forfeiture and cancellation pursuant to the provisions of the Plan and this Agreement. All dividends paid on Restricted Shares shall be reinvested in additional Restricted Shares (which shall be subject to being earned by the Employee on the same basis as the original Shares). All Restricted Shares awarded under this Restricted Stock Award Agreement, and purchased with reinvested dividends, will be uncertificated shares with notations describing the applicable restrictions of the Plan and this Agreement, and no stock certificates will be issued by the Company or its designated custodian until the restrictions are removed and, then, only at the request of the Employee. No award or share under this Plan, and no rights or interest herein, shall be assignable or transferable by the Employee, except at death by will or by the laws of descent and distribution.

(b)	The number of Shares determined by the Committee to have been earned by Employee under the Plan and this Restricted Stock Award Agreement shall be final, conclusive and binding upon all parties, including the Employee, the Company, and its shareholders.

4.	Method of Earning Restricted Share Awards and Removal of Restrictions

(a)	The restrictions on this Restricted Share Award will be removed, and the award will vest, pursuant to the following schedule:

[                                         ]

(i)	Upon death of the Employee or the Employee’s becoming disabled as such condition is determined in the sole discretion of the Committee, if earlier; or

(ii)	Upon a change of control of the Company (as defined in subsection (b) below) if earlier; however,

(iii)	If Employee ceases to be an active employee of the Company prior to [ ] for any reason other than death or disability as described above, all of the Restricted Shares under this Agreement shall be canceled and forfeited unless the Committee determines otherwise pursuant to Section 2 of the Plan.

(b)

For purposes of this Agreement, the term “change of control of the Company” shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”); provided that without limitation, such a change in control shall be deemed to have occurred if (i) any “person” as such term is used in Sections 13(d) and 14(d) (2) of the Exchange Act (other than employee benefit plans sponsored by the Company) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election, by the Company’s shareholders of each new director was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period, except that a change of control for purposes of this Agreement shall not include a transaction that (i) is in response to the acquisition of 10% or more of the Company’s stock or the announcement of a tender offer for 20% or more of the

Company’s Stock (other than by employee benefit plans sponsored by the Company); or (ii) is approved by the Board in accordance with the standards set forth in Section 717 of the New York Business Corporation Law or any successor provision.

5.	Designation of Beneficiary

The Employee may file with the Committee a designation of a beneficiary or beneficiaries on a form approved by the Committee, which designation may be changed or revoked by the Employee’s sole action, provided that the change or revocation is filed with the Committee on a form approved by it. In case of the death of the Employee, before termination of employment or after disability, any portion of the Employee’s award to which the Employee’s designated beneficiary or estate is entitled under the Plan and this Restricted Stock Award Agreement, shall be paid to the beneficiary or beneficiaries so designated or, if no beneficiary has been designated or survives the Employee, shall be delivered as directed by the executor or administrator of the Employee’s estate.

6.	Other Terms and Conditions

(a)	Employee (or his or her estate or beneficiary) shall promptly provide all information related to this Restricted Stock Award Agreement which is requested by the Company for its tax returns.

(b)	Employee acknowledges receipt of a copy of the Plan, and represents that Employee is familiar with the terms and provisions of the Plan, and hereby accepts the Restricted Shares awarded under this Restricted Stock Award Agreement subject to all the terms and provisions of the Plan and this Agreement. Employee hereby agrees to accept as binding, conclusive and final all decisions which are made by the Committee with respect to interpretations of the terms of the Plan or this Agreement and with respect to any questions or disputes arising under the Plan or this Agreement.

(c)	All of the terms and conditions of the Plan and this Restricted Stock Award Agreement shall be binding upon any surviving spouse, beneficiary, executor, administrator, heirs, successors or assigns of Employee.

(d)	Participation in the Plan, and execution of this Restricted Stock Award Agreement, shall not give the Employee any right to a subsequent award, nor any right to continued employment by the Company or its subsidiaries for any period, nor shall the granting of an award or execution of this Agreement give the Company or its subsidiaries any right to continued services of the Employee for any period.

7.	Confidentiality and Non-Competition Agreement

Attached to this Award Agreement and incorporated herein by this reference is a copy of the Confidentiality and Non-Competition Agreement entered into between the Company and the Executive. In the event either (1) the Executive has not yet signed a Confidentiality and Non-Competition Agreement, or (2) the form of the Confidentiality and Non-Competition Agreement has been updated since the date of the most recent Confidentiality and Non-Competition Agreement signed by the Executive, then a blank form has been attached to be signed by the Executive and the Company and incorporated into this Award Agreement.

8.	Applicable Law and Choice of Forum

This Restricted Stock Award Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to its rules of conflict of laws). The parties expressly agree that any appropriate state or federal district court located in the County of Westchester, State of New York shall have exclusive jurisdiction over any and all cases or controversies arising under or in connection with the Restricted Stock Award or this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties hereby waive any and all defenses to lack of personal jurisdiction with respect to such agreed upon forum.

IN WITNESS WHERE OF, the parties hereby execute this Restricted Stock Award Agreement, effective as of [                    ].

INTERNATIONAL PAPER COMPANY

By:

Title: Senior Vice President-Human Resources

Name of Executive: [                    ]

Signature of Executive:

Social Security Number:[                    ]